Exhibit 10.2

MERIT MEDICAL SYSTEMS, INC.
2019 EXECUTIVE BONUS PLAN

Merit Medical Systems, Inc. a Utah corporation (the “Company”), has adopted this 2019 Executive Bonus Plan (the “Plan”) effective as of January 1, 2019.

1.      Background and Purpose. The purposes of the Plan are to motivate and reward eligible executive employees by making a portion of their annual cash compensation dependent on the achievement of certain pre-determined corporate performance goals, to align the interests of participating executives with those of the Company, and to attract and retain superior executive employees by providing a competitive bonus program that rewards outstanding performance.

2.      Definitions. For purposes of this Plan, the following capitalized terms shall have the following meanings:

(a)“Affiliate” means any corporation or other entity controlled by the Company.

(b)“Award” means a bonus award pursuant to the Plan, the payment of which shall be contingent on the attainment of Committee-specified Performance Goals with respect to a Performance Period as determined by the Committee pursuant to Section 6 below.

(c)“Award Notice” has the meaning set forth in Section 5(a) below.

(d)“Base Salary” means a Participant’s annualized rate of base salary in effect on the last day of the Performance Period before any deductions for taxes or benefits, and before deferrals of compensation pursuant to any Company-sponsored Code Section 401(k), nonqualified deferred compensation or similar plans.

(e)“Board” means the Board of Directors of the Company, as constituted from time to time.

(f)“CEO” means the Company’s Chief Executive Officer.

(g)“Code” means the Internal Revenue Code of 1986, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.

(h)“Committee” means the Compensation Committee of the Board.

(i)“Company” means Merit Medical Systems, Inc., a Utah corporation, and any successor thereto.

(j)“Eligible Executives” mean (i) the CEO and (ii) such other executive officers of the Company (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended) and other management personnel as are designated from time to time by the Committee.

(k)“Employment Agreement” as to any Participant as of any date means the written employment agreement between the Company and the Participant as in effect on such date.

(l)“GAAP” means United States generally accepted accounting principles as consistently applied by the Company from period to period.

(m)“Participant” means as to any Performance Period, the CEO and such other Eligible Executives, if any, as are designated by the Committee to participate in the Plan for that Performance Period.

(n)“Performance Criteria” means, with respect to any Award for a given Performance Period, such financial or other objective business measures or criteria with respect to the Company, its subsidiaries or its business divisions as the Committee determines and designates in the applicable Award Notice, and upon which the Performance Goals for the Performance Period in question are based. The applicable Performance Criteria for a given Award may include one or more of the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue, gross profit or gross profit growth; (v) net operating profit (before or after taxes); (vi) return on assets, capital, invested capital, equity, or sales; (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (viii) earnings before or after taxes, interest, depreciation and/or amortization; (ix)

gross or operating margins; (x) improvements in capital structure; (xi) budget and expense management; (xii) productivity ratios; (xiii) economic value added or other value added measurements; (xiv) Company share price (including, but not limited to, growth measures and total shareholder return); (xv) expense targets; (xvi) margins; (xvii) operating efficiency; (xviii) working capital targets; (xix) enterprise value; (xx) completion of acquisitions or business expansions; and (xxi) such other measures as the Committee determines. Designated Performance Criteria may be computed on both a GAAP or non-GAAP basis, and may vary from year to year and from Participant to Participant.

(o)“Performance Goals” means, with respect to any Award for a given Performance Period, the quantitative goals selected by the Committee in its discretion with respect to each of the Performance Criteria for the Performance Period in question applicable to such Award, as set forth in the applicable Award Notice.  Designated Performance Goals may vary from year to year and from Participant to Participant.

(p)“Performance Period” means, with respect to any Award, the period for which attainment of the applicable Performance Goals is calculated, which unless otherwise indicated by the Committee shall be the Company’s fiscal year to which the Award relates.

(q)“Plan” means the Merit Medical Systems, Inc. 2019 Executive Bonus Plan as hereafter amended from time to time.

(r)“Target Award Amount” means the target performance-based bonus amount payable under the Plan to a Participant for a particular Performance Period, as determined by the Committee, set forth in the applicable Award Notice, and expressed as a percentage of the Participant’s Base Salary.

3.      Administration.

(a)Administration by the Committee. The Plan shall be administered by the Committee.

(b)Authority of the Committee. Subject to the provisions of the Plan and applicable law, the Committee shall have the power, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the terms and conditions of any Award, including the applicable Performance Period, Performance Criteria and Performance Goals; (iii) determine whether, to what extent, and under what circumstances Awards may be forfeited or suspended; (iv) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan or any notice, instrument or agreement relating to, or Award granted under, the Plan; (v) establish, amend, suspend, or waive any rules for the administration, interpretation and application of the Plan; (vi) determine the degree to which applicable Performance Goals are attained; and (vii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c)    Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

(d)    Agents; Limitation of Liability. The Committee may appoint agents to assist in administering the Plan. The Committee and each member thereof shall be entitled to rely in good faith or act upon any report or other information furnished to it or him by any officer or employee of the Company, the Company’s certified public accountants, consultants or any other agent assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.      Eligibility and Participation. Only Eligible Executives may participate in the Plan. The CEO shall automatically participate in the Plan for each Performance Period. Other Eligible Executives may participate in the Plan for a given Performance Period only if and to the extent the Committee, in its discretion, selects such other Eligible Executives to be Participants for that Performance Period. An Eligible Executive who is designated by the Committee as a Participant for a given Performance Period is not guaranteed or assured of being selected for participation in any subsequent Performance Period; provided that the CEO shall automatically be a Participant for all Performance Periods.

5.      Establishment of Target Award Amounts and Performance Goals.

(a)Determination of Target Award Amounts and Performance Goals. Reasonably promptly following the commencement of each Performance Period (and in the case of the initial Performance Period commencing January 1, 2019, not later than May 31, 2019) the Committee, in its sole discretion, shall establish and set forth in a written notice (an “Award Notice”) delivered to each Participant promptly thereafter, the following:

(i)     The applicable Performance Period with respect to the Award and the applicable Performance Criteria and Performance Goals for such Performance Period;

(ii)    The Target Award Amount for the Participant for such Performance Period, the payment of which shall be conditioned on the degree to which the applicable Performance Goals for that Performance Period are achieved;

(iii)    With respect to the applicable Performance Criteria, the relative percentage weighting to be accorded to each such Performance Criteria in the calculation of the amount of the Award that is payable; and

(iv)    The formula for computation of the Award amount payable and, with respect to each applicable Performance Goal, the degree to which attainment of such Performance Goal will be credited under that formula. Such formula may include minimum performance levels below which no credit will be given, maximum performance levels above which no additional credit will be given, and levels of applicable Performance Goal attainment within designated performance ranges with respect to which varying percentages of credit will be given (computed on an interpolated or stepped basis, or a combination thereof as determined by the Committee).

(b)Adjustments. The Committee is authorized to adjust or modify the previously-set Performance Goals for a given Performance Period in its sole discretion/in connection with any one or more of the following events occurring within the applicable Performance Period:

(i)material acquisitions or divestitures by the Company;

(ii)      significant Company litigation or claim judgments or settlements;

(iii)    intervening changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reporting results materially affecting the Company;

(iv)      extraordinary nonrecurring items with respect to the Company as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year or period;

(v)      material Company asset write-downs; and

(vi)    such pre-determined events as are set forth in the Award Notice in question.

6.      Calculation and Payment of Awards.

(a)Determination of Performance Level Attained and Bonus Payable. Following the completion of each Performance Period, the Committee shall determine the extent to which each of the applicable Performance Goals for that Performance Period have been achieved or exceeded. Based on the level of performance achieved, the Committee shall then compute the amount of annual Award payable hereunder to each Participant for the Performance Period in question pursuant to the formula set forth in the applicable Award Notice. The Committee shall provide to each Participant for the Performance Period in question a written statement setting forth the computation of his or her Award.

(b)Other Adjustments. In determining the amount of each Award to be paid, the Committee may, in addition to any adjustments under Section 5(b), reduce, eliminate or increase (but not above 110% of the applicable Award amount otherwise payable) the amount of an Award if, in its sole discretion, such reduction, elimination or increase is appropriate.

(c)Form and Timing of Payment. Except as otherwise provided herein, as soon as practicable following the Committee’s determination pursuant to Section 6 of the Award payable for the applicable Performance Period, each Participant shall receive a cash lump sum payment of his or her Award, less required withholding. In no event shall such payment be made later than the 15th day of the third month following the end of the Performance Period. Notwithstanding the foregoing, a Participant may elect in writing to defer receipt of all or a portion of an Award earned for a specified time as and to the extent otherwise permitted under the terms of any other Company-sponsored plan that permits a Participant Employee to defer the payment of the

Award provided herein.

(d)Employment Requirement. Any provision herein to the contrary notwithstanding, no Award shall be paid to any Participant who is not employed by the Company on and through the close of last day of the Performance Period.

7.      Termination of Employment. If a Participant’s employment with the Company terminates for any reason on or prior to the last day of the Performance Period in question, all the Participant’s rights to an Award for that Performance Period shall be forfeited.

8.    Claw-back. If the Board determines in its discretion that: (a) a significant restatement of the Company’s financial results for any of the three prior fiscal years for which audited financial statements have been prepared is required; and (b) the Participant’s Award amount would have been lower had the financial results been properly calculated, the Board has the authority to require the Participant to reimburse the Company for any portion of any Award previously paid to such Participant that is greater than the Award that would have been paid if calculated based upon the restated financial results. The Board in its discretion may require the Participant to provide such reimbursement by (i) immediate repayment of such excess Award; (ii) repayment of the excess through offsetting reduction of future compensation otherwise payable to the Participant by the Company or through other methods; or (iii) by a combination of such methods. The action permitted to be taken by the Board under this Section 8 is in addition to, and not in lieu of, any and all other rights of the Board and/or the Company under applicable law or any other claw-back or similar policy of the Company.
9.      General Provisions.

(a)Compliance with Legal Requirements. The Plan and the granting of Awards shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(b)Non-transferability. A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan may not be assigned, pledged, or transferred, except in the event of the Participant’s death, to a designated beneficiary in accordance with the Plan, or in the absence of such designation, by will or the laws of descent or distribution.

(c)No Right to Employment. Nothing in the Plan or in any Award Notice shall confer upon any Participant the right to continue in the employment of the Company or any Affiliate or affect the right of the Company or any Affiliate to terminate the employment of any Participant at will.

(d)No Right to Award. Unless otherwise expressly set forth in an employment or other agreement signed by the Company and a Participant, a Participant shall not have any right to any Award under the Plan until such Award has been paid to such Participant and participation in the Plan in one Performance Period does not connote any right to become a Participant in the Plan in any future Performance Period.

(e)Withholding. The Company shall have the right to withhold from any Award, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to an Award.

(f)Amendment or Termination of the Plan. The Board or the Committee may, at any time, amend, suspend or terminate the Plan in whole or in part. Notwithstanding the foregoing, no amendment shall adversely affect the rights of any Participant to Awards earned prior to such amendment, suspension or termination.

(g)Unfunded Status. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

(h)Governing Law. The Plan shall be construed, administered and enforced in accordance with the laws of Utah without regard to conflicts of law.

(i)Beneficiaries. To the extent that the Committee permits beneficiary designations, any payment of Awards due under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Participant, payment shall be made by will or the laws of descent or distribution, as applicable.

(j)Section 409A of the Code. It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. If any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code, and in no event other than in the calendar year commencing immediately after the end of the Performance Period. The Plan shall be interpreted and construed accordingly.

(k)Expenses. All costs and expenses in connection with the administration of the Plan shall be paid by the Company.

(l)Severability. If any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.

(m)Gender and Number. Except where otherwise indicated by the context, wherever used, the masculine pronoun includes the feminine pronoun; the plural shall include the singular, and the singular shall include the plural.

(n)Non-Exclusive. Nothing in the Plan shall limit the authority of the Company, the Board or the Committee to adopt such other compensation arrangements, as it may deem desirable for any Participant.

(o)Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.

(p)Relationship to Employment Agreements. Awards paid under this Plan shall be treated as annual bonuses for purposes of any employment, change in control, or similar agreement between the Company and a Participant.

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IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer as of the date first set forth above.

MERIT MEDICAL SYSTEMS, INC.

By: /s/ Fred P. Lampropoulos
Name: Fred P. Lampropoulos
Title: Chairman of the Board, Chief Executive Officer and President